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                                                                 Exhibit 99.1

       Digital Video Systems, Inc. Press Release dated November 12, 1998




CONTACT: Mark Smotroff, Press Contact               John Smuda, CFO
         Access Communications                      Digital Video Systems, Inc.
         1-800-393-7737, ext. 270                   408-874-8226


DIGITAL VIDEO SYSTEMS ANNOUNCES STRATEGIC INVESTOR,
NEW INVESTMENT WILL ALLOW FIRM TO BETTER MEET DVD DEMAND

Company Postpones October Shareholder Meeting

LOS GATOS, Calif., -- November 12, 1998 -- Digital Video Systems, Inc. (NASDAQ: DVID) announced today, the completion of an Investment Agreement with Oregon Power Lending Institution ("OPLI"). The agreement creates an investment vehicle to allow OPLI the right to invest a potential maximum of $10.0 million in Digital Video Systems ("DVS") over the next seven (7) months. In addition, OPLI has the option to invest up to an additional $2.25 million over the next twenty-four (24) months.

OPLI has already invested $2.0 million into DVS since the latter half of October. As the Investment Agreement provides that OPLI's ownership in DVS can exceed 20%, shareholder approval of the transaction will be required. Additionally, the Investment Agreement requires that OPLI be allowed to provide two prospective candidates as Board members to DVS and that DVS would undertake a process to simplify the current capital structure of the Company.

Based upon the imminent completion of the Investment Agreement, the Shareholders Meeting for DVS was postponed until November 25th to allow for the reconstitution of the Board. Mr. Joseph F. Troy, Partner with the law firm of Troy & Gould, resigned from the Board to provide an additional seat for OPLI. The two new Board members representing OPLI are Mr. D. Watson, President and CEO of Astoria Metals Corporation and Mr. M. Chen, President of EMEE, Inc.

DVS President & CEO, Edward M. Miller, stated, "This is an extremely important agreement for DVS, as it will provide the necessary bridge financing to fuel the growth of DVS and our new DVD product offerings." Miller went on to say, "The new investment has already allowed the Company to further increase our DVD-ROM drive production at DVS Korea. Further, with OPLI's support we are hoping to simplify the Company's capital structure, making DVS a more attractive investment vehicle. Ultimately, this transaction will benefit all shareholders".

ABOUT DVS
Digital Video Systems is a technology company specializing in the development and application of Digital Versatile Disc and related technologies. The Company develops and markets DVD-ROM drives, DVD players including subassemblies and components, Video on Demand Network products, CD based Video Engine products, and MPEG encoding and authoring products for the consumer products, commercial video and computer peripherals markets. Also under development are the DVD Intelligent Loader and the DVD Video Engine.

Established in 1992, DVS is a publicly held company headquartered in Los Gatos, Calif., with a branch office in Taiwan and subsidiaries in Hong Kong, Bermuda, South Korea, and China. DVS is a trademark of Digital Video Systems, Inc.


This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the private Securities Litigation Reform Act of 1995 that involve various risks and uncertainties, including, without limitation, statements with respect to DVS' strategy, proposed sales of DVS' products, markets, and the development of DVS' products. DVS' actual results may differ materially from those described in those forward-looking statements due to a number of factors, including, but not limited to, risks of competition and the enforceability of DVS' patents and other intellectual property rights, risks relating to the development and market acceptance of DVS' products, and risks related to planned rapid growth of the DVS' business and the conduct of business by DVS in foreign countries, which factors and others described in documents that DVS files from time to time with the Securities and Exchange Commission, including the Company's Form 10-KSB/A dated July29, 1998 and Form 10-QSB dated August 14, 1998. For more information on DVS' products, call 1-800-446-8823 or visit: www.dvsystems.com.